Exhibit 99.1
RPM Names Former Chief Financial Officer Robert L. Matejka as Chief Financial Officer
Current CFO P. Kelly Tompkins Resigns to Accept New Position
Medina, Ohio — April 13, 2010 — RPM International Inc. (NYSE: RPM) announced today that P. Kelly Tompkins, executive vice president and chief financial officer, will be resigning effective April 30, 2010, to accept the position of executive vice president of legal, government affairs and sustainability for Cleveland-based Cliffs Natural Resources Inc. (NYSE: CLF). Robert L. Matejka, who had previously served as RPM’s chief financial officer from 2001 through 2007 has been named the company’s chief financial officer.
“Since Kelly joined RPM in 1996 as our assistant general counsel, the scope of his professional responsibilities grew with the company. Although most of his career at RPM was serving as our general counsel, Kelly became our chief administrative officer in 2006 and chief financial officer in 2008,” stated Frank C. Sullivan, chairman and chief executive officer. “Together we dealt with a myriad of legal and business issues and opportunities and Kelly’s advice and counsel was invaluable as a member of our senior leadership team.”
“Additionally, in keeping with RPM’s tradition of giving back to the community, I am particularly proud of the time Kelly devoted to our community, from being president of the Cleveland Bar Association to his current work on the board of Magnificat High School,” added Mr. Sullivan.
“RPM is a special company with a proud heritage and a promising future. Throughout my career, I have been challenged to grow professionally and for this I will always be grateful. It has been a privilege to be part of a great management team,” stated Mr. Tompkins. “I leave RPM with a solid capital structure, record levels of liquidity and improving growth prospects, and I look forward to participating in that growth as a very interested stockholder. As I move into this exciting new role at Cliffs, which is a better fit with my legal education, training and passion, I wish my friends and colleagues at RPM continued success.”
Bob Matejka joined RPM in 2000 as vice president and controller and served as the company’s chief financial officer from 2001 through 2007. “We are fortunate to have Bob Matejka step in as our chief financial officer,” stated Mr. Sullivan. “Since his retirement in 2008, Bob has provided consulting services to the company on various projects. With Bob’s intimate familiarity with RPM, we expect this transition to be seamless.”
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details are available at www.rpminc.com.
For more information, contact Kathie Rogers, manager of investor relations, at 330-273-5090 or krogers@rpminc.com.
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